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                                                                   EXHIBIT 10.15


                        AGREEMENT FOR TERMINAL FACILITY
                               COLLOCATION SPACE

                 THIS AGREEMENT made this 8th day of August, 1996, (the "Effective Date") by and between MFS TELECOM, INC., a Delaware corporation, hereinafter called "MFS" and World Net Access, Inc., a Delaware corporation, hereinafter called "Customer."

                                        RECITALS

                 WHEREAS, MFS owns, controls, or is affiliated with entities (hereinafter, "MFS Affiliates") having leasehold interests in certain office and storage space within commercial buildings throughout the United States (generally described herein as the "Premises") which may be suitable for the placement and operation of telecommunications equipment; and

                 WHEREAS, Customer desires access to the Premises in one or more locations for the purpose of placing therein certain telecommunications equipment and cabling (hereinafter, the "Equipment") each individual location for such. Equipment to be referred to herein as a "Terminal Facility"; and

                 WHEREAS, one or more of the MFS Affiliates may be willing to grant Customer licenses to occupy or use portions of the Terminal Facilities upon the terms and conditions hereinafter set forth.

                 NOW, THEREFORE, in consideration of the mutual covenants contained herein, MFS and Customer (collectively the "Parties") hereby agree as follows:

I.       LICENSE TO OCCUPY, PERMISSIBLE USE AND RELOCATION PROVISIONS.

A. This document shall comprise a complete and binding agreement between Customer and an MFS Affiliate only upon execution by the MFS Affiliate and Customer of a Collocation Schedule pertaining to an individual Terminal Facility, of which the MFS Affiliate has a leasehold interest. Each Collocation Schedule, and any amendments thereto, when dated and subscribed by Customer and the applicable MFS affiliate, shall incorporate the terms and conditions of this Agreement. References in this Agreement to rights or obligations of MFS shall refer to the rights and obligations of the MFS affiliate named in the appropriate Collocation Schedule for the Terminal Facility to which it pertains. In the event of any conflict or inconsistency between this Agreement and the terms set forth in a Collocation Schedule, terms of the Collocation Schedule shall in all cases prevail, but only for the Terminal Facility identified in the conflicting or inconsistent Collocation Schedule.

B.   Each Collocation Schedule shall have attached thereto the following
Exhibits: Facility Drawings, identified as "Exhibit 1", General Description of Work Tasks and Special Terms and Conditions, identified as "Exhibit 2"; and Dispatch Labor Charges; identified as "Exhibit 3."
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C.   Except as expressly provided in this paragraph 1.C, Customer shall utilize the Space only for interconnection of the Equipment to the network services of MFS. If Customer requires telecommunications services that MFS is unable or unwilling to provide (after having been given a reasonable opportunity by Customer to provide the required services) Customer shall have the right to interconnect the Equipment to facilities of the dominant local exchange carrier (LEC). Customer must obtain the prior written consent of MFS before allowing the Equipment to be interconnected with the LEC network, which consent shall not be unreasonably withheld, and any consent not given or denied within three business days after such written notice shall be deemed to be granted.

D. In connection with the Space made available hereunder, MFS shall perform services which support the overall operation of the Terminal Facility (e.g., janitorial services, environmental systems maintenance, and power plant maintenance) at no additional charge to Customer. However, Customer shall be required to maintain the Collocation Space in an orderly manner and shall be responsible for the removal of trash, packing, cartons, etc. from the Space. Further, Customer shall maintain the Space in a safe condition, including but not limited to the preclusion of storing combustible materials in the Space.

E. Unless otherwise provided in the Collocation Schedule, each visit by Customer to the Space will be deemed to utilize escort services furnished by MFS from the time Customer's Employee(s) sign(s) in upon entering the Terminal Facility to the time Customer's employee(s) sign(s) out upon leaving the Terminal Facility. Charges for escort services are consistent with the dispatch labor charges (the "Dispatch Labor Charges") depicted in Exhibit 3 to the Collocation Schedule.

F. Customer acknowledges that it his been granted only a license to occupy the Space and that it has not been granted any real property interests in the Space.

II.   TERM OF AGREEMENT, TERMINATION AND RENEWAL.

A. Customer's license to occupy each Collocation Space shall begin on the "Requested Service Date," as set forth in paragraph 3 of each individual Collocation Schedule or on the date MFS completes the build-out of the Space, whichever is later. The minimum term of the Customer's license to occupy the Space shall be the period set forth in the Collocation Schedule (the "Minimum Term").

B. If MFS fails for any reason to tender possession of the Space to Customer on or before the Requested Service Date (specified in the Collocate Schedule relevant thereto) this Agreement shall not be void or voidable. Notwithstanding the foregoing, if MFS fails to tender possession of the Space to Customer within a sixty (60) day period after such Requested Service Date (due to any reason other than the acts or omissions of Customer), Customer may, upon written notice to MFS, declare the relevant Collocate Schedule null and void with no further obligation by Customer under the relevant Collocate Schedule, and MFS shall refund all fees and charges paid in advance by Customer. In the event that MFS is delayed in tendering possession of the Space to Customer for any reason other than the acts or omissions of Customer, Customer shall not be obligated to pay the Occupancy Fee or Service Fee (as hereinafter defined) hereunder until such









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time as MFS tenders possession of the Space to the Customer. Except as provided herein, MFS shall not be liable to Customer in any way as a result of such delay or failure to tender possession.

C. Subject to the conditions specified in this Section II, and provided Customer is not in default of its Agreements with MFS, Customer shall have the option, upon thirty (30) days prior written notice to MFS, to renew its license to occupy the Space (the "Renewal Periods") for the period(s) of time and on the terms and conditions which are set forth in this Agreement and the Collocation Schedule relevant thereto. The Minimum Term and any Renewal
Periods may be collectively referred to as the "Term."

D. Any option granted to Customer to renew its license to occupy the Space shall be contingent on the election by MFS to continue to own or lease the Premises in which the Space is located for the duration of the Renewal Period(s), such election to be exercised at the sole discretion of MFS.

E. Following the expiration of the Term for each Space or failure of the Parties to enter into any Renewal Periods, Customer's license shall continue in effect on a month-to-month basis upon the same terms and conditions specified herein, unless terminated by either Customer or MFS upon thirty (30) days prior written notice.

F. Upon termination or expiration of the Term for each Space, Customer agrees to remove the Equipment and other property that has been installed by Customer or Customer's agents. In the event such Equipment or property has not been removed within thirty (30) days of the effective termination or expiration date, the Equipment shall be deemed abandoned and Customer shall lose all rights and title thereto.

G. In the event the Terminal Facility becomes the subject of a taking by eminent domain by any authority having such power, MFS shall have the right to terminate this Agreement. MFS shall attempt to give Customer reasonable advance notice of the removal schedule. Customer shall have no claim against MFS for any relocation expenses, any part of any award that may be made for such taking or the value of any unexpired term or renewed periods that result from a termination by MFS under this provision, or any loss of business from full or partial interruption or interference due to any termination. However, nothing contained in this Agreement shall prohibit Customer from seeking any relief or remedy against the condemning authority in the event of an eminent domain proceeding or condemnation that affects the Space. Should MFS elect to relocate the Terminal Facility as a result of an eminent domain proceeding, Customer shall have the option of relocating Equipment to any comparable facility MFS may establish for the purpose of the colocation of Customer equipment and MFS and Customer will work together in good faith to minimize any disruption of Customers services as a result of such relocation.

III.     PRICES AND PAYMENT TERMS.

A. Customer shall pay MFS monthly recurring fees (the "Recurring Fees"), which shall include charges for use and occupancy of the Space (the "Occupancy Fees"), as well as cross-connect fees (the "Cross-Connect Fees") and power charges (the "Power Charges"), if applicable. In addition to any Recurring Fees, Customer shall be charged non-recurring fees for build-out of the Space (the "Build-Out Charges"), including, where applicable, cross-connect installation fees and/or









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Dispatch Labor Charges, where applicable, which shall be set forth in the relevant Collocation Schedule and the Exhibits thereto. If Customer requests that MFS provide services not delineated herein or in the collocation schedules at any time during the Term, Customer agrees to pay MFS' price for such services in effect at the time such service was rendered.

B. Prices do not include taxes, except as specifically stated herein. Customer agrees to pay or reimburse MFS for any applicable taxes that are levied based on the transactions hereunder, exclusive of taxes on MFS' income and real estate taxes on the Terminal Facility. Any such charges shall be invoiced and payable within the payment terms of this Agreement. MFS agrees to provide Customer with reasonable documentation to support invoiced amounts for taxes within thirty (30) calendar days of receipt of a Customer's written request.

C. The Occupancy Fee and/or Power Charges shall be increased by any increases incurred by MFS and required under the lease relevant to the Premises in which the Space is located. Customer shall pay to MFS its pro rata share of any such increases based on the number of square feet of the Space compared to the number of square feet leased by MFS under the applicable lease. MFS shall notify Customer of any such increase as soon as practicable.

D. All Recurring Fees shall be invoiced in the beginning of each month commencing on the first day of the Term as identified in the Collocation Schedule and thereafter, on the first day of each calendar month. Charges for partial months shall be prorated accordingly. All Recurring Fees shall be payable net thirty (30) days from date of invoice. Late payments shall be subject to late charges if payment is not received within the payment term period. The late payment charges will be calculated based on 1.5% per month of the unpaid amount.

E. Charges delineated in the Collocation Schedule for build-out of the Space shall be invoiced and paid by Customer when invoiced. MFS may require payment of up to fifty percent (50%) of the "Build Out Fees" prior to commencing construction.

F. Customer agrees to reimburse MFS for all reasonable repair or restoration costs associated with damage or destruction caused by Customer's personnel, Customer's agents or Customer's suppliers/contractors or Customer's visitors during the Term or as a consequence of Customer's removal of the Equipment or property installed in the Space.

IV. ADDITIONAL TERMS GOVERNING USE OF COLLOCATION SPACE; INSTALLATION OF EQUIPMENT.

A. Before beginning any delivery, installation, replacement or removal work, Customer must obtain MFS' written approval of Customer's choice of suppliers and contractors which approval shall not be unreasonably withheld or unduly delayed. MFS may request additional information before granting approval and may require scheduling changes and substitution of suppliers and contractors as conditions of its approval. Approval by MFS is not an endorsement of Customer's supplier or contractor, and Customer will remain solely responsible for the selection of the supplier or contractor and all payments for construction work.









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B.    Customer shall not make any construction changes or material alterations to the interior or exterior portions of the Space, including any cabling or power supplies for the Equipment, without obtaining MFS, written approval for Customer to have the work performed or have MFS perform the work. MFS reserves the right to perform and manage any construction or material alterations within the Terminal Facility and Collocation Space areas at rates to be negotiated between the Parties hereto.

C. Customer's use of the Space, installation of Equipment and access to the Terminal Facility shall at all times be subject to Customer's adherence to generally accepted industry standards and security rules and rules of conduct that may be posted in the Terminal Facility or provided to Customer at the time Equipment is installed in the facility. Customer agrees not to erect any signs or devices to the exterior portion of the Space without submitting the request to MFS and obtaining MFS' written approval.

D. Customer may not provide, or make available to any third party, space within the Collocation Space without MFS' prior written consent. If Customer should provide, or make available to any third party, space within the Collocation Space without obtaining the written consent of MFS, Customer shall be in breach of this Agreement and MFS may pursue any legal or equitable remedy, including but not limited to the immediate termination of the license pursuant to Section VI, below.

E. MFS shall not arbitrarily or discriminatorily require Customer to relocate the Equipment; however, upon sixty (60) days prior written notice or, in the event of an emergency, such time as may be reasonable, MFS reserves the right to change the location of the Space or the Terminal Facility to a site which shall afford comparable environmental conditions for the Equipment and comparable accessibility to the Equipment. MFS and Customer will work together in good faith to minimize any disruption of Customer's services as a result of such relocation. MFS shall be responsible for the cost of improving the Space to which the Equipment may be relocated, and for relocation of Equipment interconnected to MFS services, except that MFS shall not be responsible for relocating facilities installed in violation of Section IV(B) below.

V.    INSURANCE.

Customer agrees to maintain, at Customer's expense, during the entire time this Agreement is in effect for each Collocation Space (i) Comprehensive General Liability Insurance in an amount not less than One Million Dollars ($1,000,000.00) per occurrence for bodily injury or property damage, (ii) Employers Liability in an amount not less than Five Hundred Thousand Dollars ($500,000.00) per occurrence, and (iii) Workers' Compensation in an amount not less than that prescribed by statutory limits. Prior to taking occupancy of the Collocation Space, Customer shall furnish MFS with certificates of insurance which evidence the minimum levels of insurance set forth herein and which name MFS as an additional insured.


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VI.   DEFAULT.

A. If Customer fails to perform its obligations, or fails to pay for services rendered hereunder, MFS may, at its sole option and with written notice, issue a default notice letter to Customer, demanding the default condition be cured. If the default condition is not remedied within the time period specified in the notice letter, which shall not be less than fourteen
(14) calendar days, MFS may then, without the necessity of any further notice, discontinue performance and terminate this Agreement, for default, and pursue any other remedies available at law or in equity. MFS' failure to exercise any of its rights hereunder shall not constitute or be construed by Customer as being a waiver of any past, present, or future right or remedy.

B. At any time during the term of this Agreement, MFS may, at MFS' sole option, immediately terminate this Agreement if Customer is not then maintaining the Equipment solely for the purpose of originating and/or terminating telecommunications transmissions carried over the MFS Network or as otherwise set forth in Paragraph I of this Agreement, or pursuant to the terms and conditions, if any, contained in any Collocation Schedule identified herewith.

C. If Customer commits an act of default under any Collocation Schedule to which this agreement pertains, MFS and MFS Affiliates may, in their sole discretion, declare Customer to be in default of any and all other Collocation Schedules then in effect, without the necessity of showing separate failures, acts or omissions by Customer.

D. If Customer commits an act of default with respect to the purchase of telecommunications services from MFS, which would entitle MFS under its separate tariffs and agreements to terminate its services to Customer, then MFS and all MFS Affiliates shall be entitled to terminate this Agreement and all Collocation Schedules to which this Agreement pertains.

VII.  INFRINGEMENT WARRANTIES, REMEDIES AND DISCLAIMERS.

A. MFS shall, at MFS' own expense, defend Customer against any and all claims that the Collocation Space used by Customer hereunder infringes on any third party's property or ownership rights. MFS shall, at MFS' sole option, either (i) settle any such claim, (ii) secure valid rights for Customer's continued use, or (iii) furnish equivalent Collocation Space that is not infringing and that can be used to satisfy the original specifications in MFS' reasonable determination. This warranty and remedy by MFS shall be valid only if (i) Customer gives MFS prompt written notice upon Customer's receipt of any such claim, (ii) Customer provides MFS with all pertinent information in its possession relative to such claim and (iii) MFS shall have sole control over the settlement or defense of such claim. The remedies provided in this paragraph VII A are exclusive with respect to the subject matter addressed and are in lieu of all other infringement remedies with respect thereto.

B. Customer acknowledges that in the event of any Customer loss resulting from Customer's use of the Collocation Space or Customer's Operation of the Equipment within the Collocation Space, Customer's primary source of recovery will be Customer's own insurance. However, in the event of such loss, MFS agrees to assist Customer in recovering uninsured losses from any third party whose acts, omissions, or use of the Terminal Facility may have caused or contributed to Customer's losses. The foregoing shall not be deemed an indemnity, nor shall MFS be obligated


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to pursue claims on behalf of Customer or itself against third parties which, in the reasonable judgment of MFS, would be detrimental to MFS interests. Customer waives any claim to be a third party beneficiary of agreements between MFS and any third party

C. THE SPACE IS ACCEPTED "AS IS" BY CUSTOMER. CUSTOMER ACKNOWLEDGES THAT NO REPRESENTATION HAS BEEN MADE BY MFS AS TO THE FITNESS OF THE COLLOCATION SPACE FOR CUSTOMER'S INTENDED PURPOSE. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS ARTICLE, THERE ARE NO WARRANTIES, WHETHER EXPRESS, IMPLIED, ORAL, OR WRITTEN, WITH RESPECT TO THE COLLOCATION SPACE OR SERVICES COVERED OR FURNISHED PURSUANT TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE:

VII.  EXCUSED PERFORMANCE.

Neither Party shall be liable to the other Party under this Agreement for any failure nor delay in performance that is due to causes beyond its reasonable control, including but not limited to, acts of nature, governmental actions, fires, civil disturbances, interruptions of power, or transportation problems.

IX.   ASSIGNMENT OR TRANSFER.

Customer shall not assign or transfer the rights or obligations associated with this Agreement, in whole or in part, without MFS' prior written consent, which consent will not be unreasonably withheld or delayed.

X.    PUBLICITY.

Customer shall not use MFS' name in publicity or press releases without MFS' prior written consent.

XI.   LIMITATION OF LIABILITY.

A. In no event shall MFS, MFS Affiliates, Customer, or any of their respective officers or employees, be liable, one to the other, for any loss of profit or revenue or for indirect, incidental, special, punitive or exemplary damages incurred or suffered by each other, arising from or pertaining to Customer's use or occupancy of the Collocation Space including (without limitation) damages arising from interruption of electrical power or HVAC services.

B. Customer shall indemnify and hold harmless MFS, MFS Affiliates, and their respective officers and employees, servants, and agents from and against any and all claims, cost, expenses or liability (including reasonable attorney's fees) arising out of Customer's use of the Collocation Space or Customer's operation of the Equipment within the Collocation Space.












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C.    Each Party shall be liable to the other for damage to property and death or injury to persons if such damage, loss, or injury is caused by the negligent or willful acts or omissions of such Party, or its officers, employees, servants, agents, affiliates or contractors, or by the malfunction of any equipment supplied or operated by said Party.

XII.   SURVIVAL PROVISIONS.

The Parties' rights and obligations which by their nature would extend beyond the termination, cancellation or expiration of this Agreement, shall survive such termination, cancellation or expiration.

XIII.  NOTICES.

All formal notifications and transmittals to MFS issued pursuant to the provisions of this Agreement shall be sent to:
                   MFS Telecom, Inc.
                   One Tower Lane, Suite #1600
                   Oakbrook Terrace, FL 60181
                   ATTN: General Counsel/Real Estate

All formal notices and transmittals to Customer shall be sent to:
                   World Net Access, Inc.
                   1999 Broadway - Suite 2100
                   Denver, CO 80202
                   ATTN: John Gainer

Either Party may change the notice address or addressee by providing prior written notice.

XIV.   APPLICABLE LAW

This Agreement shall be governed by the laws of the State of Illinois, without regard to Illinois' choice of law principles.

XV. ENTIRE AGREEMENT.

This Agreement, including all Attachments, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements of such Parties in connection herewith. Customer acknowledges that it has not been induced to enter into this Agreement by any representative or promise not specifically expressed in this Agreement. Any modification made hereto shall not be valid and binding unless it is in writing and signed by both Parties.







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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                     MFS TELECOM, INC.


                                     BY: /s/ ILLEGIBLE
                                        --------------------------------

                                     TITLE:  EXECUTIVE VICE PRESIDENT
                                           -----------------------------

                                     WORLD NET ACCESS, INC.

                                     BY: /s/ DAN E. STROUD
                                        --------------------------------

                                     TITLE:  VP, NETWORK OPERATIONS
                                           -----------------------------









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